                                                                      EXHIBIT JJ


                             STOCKHOLDER AGREEMENT

     AGREEMENT dated April 17, 1997, among (i) Film Holdings Co., a Delaware corporation ("Parent"), (ii) Pioneer Electronic Corporation ("Stockholder") and
(iii) LIVE Entertainment Inc., a Delaware corporation (the "Company"). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Merger dated April 17, 1997 by and among Parent, the Company, and Film Acquisition Co. ("Merger Sub") (the "Merger Agreement").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Stockholder Beneficially Owns (as defined in Section 1.01) (i) the number of shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") set forth on Schedule 1 hereto and (ii) the number of shares of Series C Preferred Stock, par value $1.00 per share, of the Company (the "Company Series C Preferred Stock" and, collectively with the Company Common Stock, the "Company Stock") set forth on such Schedule 1;

     WHEREAS, concurrently herewith, Parent, Merger Sub, a wholly owned Subsidiary of Parent and the Company are entering into the Merger Agreement, pursuant to which Merger Sub will be merged with and into the Company (the "Merger");

     WHEREAS, in the Merger Agreement, Parent, Merger Sub and the Company have agreed, subject to the terms and conditions thereof, that Merger Sub will merge with and into the Company, with the Company being the surviving corporation in the Merger;

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Merger Sub have required that the Stockholder agree, and the Stockholder has agreed, to (i) vote its shares in accordance with, and grant a proxy pursuant to, Article II hereof and (ii) pay to Parent the Topping Fee (as defined below) upon the terms and subject to the conditions set forth below;

     WHEREAS, prior to the date hereof, Parent and the Stockholder had no agreement, arrangement or understanding (as defined in Section 203 of the Delaware General Corporation Law (the "DGCL")) for the purpose of acquiring, holding, voting or disposing of the Shares; and

     WHEREAS, in consideration for the agreement of the parties contained herein, prior to the date hereof, and prior to the time at and date on which Parent became an "interested stockholder" for purposes of Section 203 of the DGCL, the Board of Directors of the Company

(or the requisite members thereof, as the case may be) has (or have) (i) approved the transaction for purposes of Paragraph B of Article SEVENTH of the Certificate of Incorporation of the Company, (ii) taken all action necessary to ensure that neither the transactions contemplated by this Agreement nor the transactions contemplated by the Merger Agreement will (A) give rise to a Distribution Date (as defined in the Rights Agreement) or (B) cause any Rights (as defined in the Rights Agreement) to otherwise become exercisable pursuant to the Rights Agreement and (iii) approved the Merger for purposes of Section 203 of the DGCL.

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.01  For purposes of this Agreement:

     (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing); provided, however, that for all purposes of this Agreement, the Stockholder
--------  -------
shall not be deemed to Beneficially Own any shares of the Company Stock subject to options held by directors of the Company. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

     (b) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     (c) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, incorporated organization or other entity.

     (d) "Rights Agreement" means the Rights Agreement dated July 19, 1990 between the Company and American Stock Transfer & Trust Company, as amended.

     (e) "Shares" shall mean all shares of Company Stock currently Beneficially Owned and held of record by the Stockholder.

     (f) "Topping Fee" means, a fee payable by the Stockholder to Parent equal to (x) fifty percent (50%) of the excess, if any, of any cash or non-cash consideration (other than securities of LIVE or any successor corporation) received by the Stockholder or any of its affiliates (other than the Company) in connection with a Topping Fee Event, over the aggregate consideration which would have been payable to the Stockholder if, pursuant to the Merger, the Stockholder had disposed of a proportion of each type of Company Stock held by the Stockholder on the date hereof equal to the proportion of each type of Company Stock held by the Stockholder (or that portion of the assets of the Company allocable to such Company Stock, as the case may be) that is transferred pursuant to the Topping Fee Event; provided
                                                                    --------
that, (i) if the consideration received by the Stockholder or such affiliates
----
(other than the Company) shall be securities listed on a national securities exchange or traded on the NASDAQ National Market ("NASDAQ"), the per share value of such consideration shall be equal to either the closing price per share listed on such national securities exchange or NASDAQ on the date such transaction is consummated or, if such securities have been valued for purposes of the transaction at an average of trading prices, then such average price shall be used, and (ii) if the consideration received by the Stockholder or such affiliates (other than the Company) shall be in a form other than securities, the per share value shall be determined in good faith as of the date such transaction is consummated by the Stockholder and Parent, or, if the Stockholder and the Parent cannot reach agreement, by a nationally recognized investment baking firm reasonably acceptable to the parties. In determining the fair market value of the aggregate consideration received or to be received by the Stockholder in connection with a Topping Fee Event, all relevant factors shall be considered including, without limitation, the nature and timing of the consideration to be paid and the presence of contingent consideration or of contingent liabilities; provided, however, that in any event, if, during the 12-
                        --------  -------
month period following the date of this Agreement, the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the aggregate consideration received or to be received by Parent in connection with a Topping Fee Event shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     (g) "Topping Fee Event" means a transaction not involving Parent, its subsidiaries or affiliates which results in (a) a direct or indirect sale or other disposition by the Stockholder or its affiliates (other than the Company) of shares of Company Stock, (b) a merger or consolidation of the Company or any of its Subsidiaries with or into another Person, (c) a sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries (whether in one or more transactions) or (d) any other extraordinary transaction involving the Company or any of its Subsidiaries or any of their respective assets, in each case in which the Stockholder or any of its affiliates (other than the Company) receives cash or non-cash consideration with respect to any of its shares of Company Stock, provided that such sale, other disposition, merger, consolidation or other extraordinary transaction is consummated (or a definitive written agreement with respect thereto is entered into) within twelve (12) months after the date of this Agreement.

                                  ARTICLE II

                               VOTING AGREEMENT

     Section 2.01 Agreement to Vote Shares. At every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, the Stockholder shall vote all or cause to be voted the shares of Company Stock that it Beneficially Owns on the record date of any such vote: (i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and (ii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any merger, consolidation or other business combination involving the Company or its Subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries that under applicable law requires the approval of the Company's stockholders; (3) (a) any change in the majority of the board of directors of the Company; (b) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation that under applicable law requires the approval of the Company's stockholders; (c) any other material change in the Company's corporate structure or business that under applicable law requires the approval of the Company's stockholders; or (d) any other action that under applicable law requires the approval of the Company's stockholders which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the consummation of the Merger or the transactions contemplated by the Merger Agreement or this Agreement.

     Section 2.02 Irrevocable Proxy. THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS PARENT AND THE PRESIDENT OF PARENT AND THE TREASURER OF PARENT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO THE SHARES OF COMPANY STOCK BENEFICIALLY OWNED BY THE STOCKHOLDER SOLELY WITH RESPECT TO THE MATTERS IN CLAUSES (i) and (ii) OF, AND SOLELY IN ACCORDANCE WITH
ARTICLE II HEREOF. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE, AND THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY IT WITH RESPECT TO THE SHARES OF COMPANY STOCK BENEFICIALLY OWNED BY THE STOCKHOLDER.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Stockholder and to the Company that:

     Section 3.01 Power; Binding Agreement. Parent has all the legal capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement have been duly and validly authorized by Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

                                  ARTICLE IV

                         COVENANTS OF THE STOCKHOLDER

     Section 4.01 No Solicitation. The Stockholder shall not, directly or indirectly, solicit (including by way of furnishing information) or respond to any inquiries or the making of any Acquisition Proposal (as defined in the Merger Agreement) or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or affiliates (other than the Company) to take any such action unless such action or actions would be permissible under Section 4.2 of the Merger Agreement if undertaken by the Board of Directors of the Company. The Stockholder will, except as explicitly permitted pursuant to Section 4.2 of the Merger Agreement, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Nothing contained in this Section 4.01 shall restrict or prohibit members of the Board of Directors of the Company from complying with their fiduciary duties as directors of the Company.

     Section 4.02 Restriction on Transfer and Non-Interference. Except as applicable in connection with the transactions contemplated by Article II hereof, the Stockholder shall not, directly or indirectly (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares of Company Stock or any interest therein or (ii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement.

     Section 4.03 Topping Fee. In the event that any Topping Fee Event shall occur, the Stockholder shall pay to Parent any Topping Fee due to Parent in connection with such Topping Fee Event. Payment of such Topping Fee to Parent shall be due immediately following the consummation of the related Topping Fee Event and, if payable in cash, shall be payable in immediately available funds by wire transfer to an account or accounts designated in writing by Parent or, if payable in securities or other property, in a manner designated in writing by Parent.

     Section 4.04 Further Assistance. From time to time, at the request of Parent and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to carry out, in the most expeditious manner practicable, the provisions of this Agreement.

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

     The Stockholder represents and warrants to Parent that:

     Section 5.01 Ownership of Shares; Voting Power. The Stockholder is the record and Beneficial Owner of the number and type of Shares of Company Stock shown next to such Stockholder's name on Schedule 1 hereto, and on the date hereof, the Shares constitute all of the Shares of Company Stock owned of record or Beneficially Owned by the Stockholder; the Stockholder has good title to all of such Shares of Company Stock, free of all claims, liens, options, charges, security interests or other legal or equitable rights and encumbrances (other than any of the foregoing arising out of an action or omission of Parent) of whatsoever nature, and with no restriction on the voting rights pertaining thereto; and the Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Article II hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares of Company Stock, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

     Section 5.02 Power; Binding Agreement. The Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement and the execution, delivery and performance of this Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, stockholder agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

     Section 5.03 No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (1) conflict with or result in any breach of any applicable organizational documents applicable to the Stockholder, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets may be bound, or
(3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets.

     Section 5.04 No Finder's Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with this Agreement.

     Section 5.05 Reliance by Parent. The Stockholder understands and acknowledges that Parent's willingness to enter into the Merger Agreement is subject to the Stockholder's execution and delivery of this Agreement and the Stockholder's performance of all of its obligations hereunder.

                                  ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent as follows:

     Section 6.01 Power; Binding Agreement. The Company has all necessary power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement have been duly and validly authorized by the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     Section 6.02 Approval by Board of Directors of the Company. The Board of Directors of the Company (or the requisite members thereof, as the case may be) has (or have), prior to the execution of this Agreement and prior to the time at and date on which Parent became an "interested stockholder" for purposes of Section 203 of the DGCL, (i) approved the transaction for purposes of Paragraph B of Article SEVENTH of the Certificate of Incorporation of the Company, (ii) taken all action necessary to ensure that neither the transactions contemplated by this Agreement nor the transactions contemplated by the Merger Agreement will
(A) give rise to a Distribution Date (as defined in the Rights Agreement) or (B) cause any Rights (as defined in the Rights Agreement) to otherwise become exercisable pursuant to the Rights Agreement and (iii) approved and authorized the terms of this Agreement for purposes of Section 203 of the DGCL.


                                  ARTICLE VII

                                 MISCELLANEOUS

     Section 7.01 Termination. This Agreement shall terminate on and be of no further force or effect upon the termination of the Merger Agreement for any reason. Notwithstanding the foregoing, the provisions of Section 4.02 shall continue to be in force and effect in the event that the Merger Agreement has been terminated pursuant to, and in accordance with, the terms of (i) Section 7.1(b) thereof, if the failure of the Merger to be consummated is due to the material failure of the Company to comply with any of its agreements or covenants under the Merger Agreement, or (ii) Section 7.1(e) thereof.

     Section 7.02 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     Section 7.03 Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares of Company Stock and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares of Company Stock shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

     Section 7.04 Assignments. This Agreement shall not be assigned by the Stockholder or the Company by operation of law or otherwise without the prior written consent of Parent.

     Section 7.05 Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the relevant parties hereto

     If to Stockholder:  Pioneer Electronic Corporation
                         4-1 Meguro 1-chome
                         Meguro-ku, Tokyo 153 Japan
                         011 81-3-3495-4927 (telephone)
                         011 81-3-3495-4428 (telecopier)
                         Attn: Masaaki Shishikura

               copy to:  Pioneer North America, Inc.
                         2265 East 220th Street
                         Long Beach, CA 90810
                         (310) 952-2985 (telephone)
                         (310) 952-2199 (telecopier)
                         Attn: Gregory R. Pierson

                and to:  Pryor Cashman Sherman & Flynn
                         410 Park Avenue
                         New York, New York  10022
                         (212) 421-4100 (telephone)
                         (212) 326-0806 (telecopier)
                         Attn:  Blake Hornick, Esq.

          If to Parent:  Film Holdings Co.
                         c/o Bain Capital, Inc.
                         Two Copley Place
                         Boston, MA 02116
                         (617) 572-3000 (telephone)
                         (617) 572-3274 (telecopier)
                         Attn: Geoffrey S. Rehnert

               copy to:  Ropes & Gray
                         One International Place
                         Boston, MA  02110
                         (617) 951-7000 (telephone)
                         (617) 951-7050 (telecopier)
                         Attn:  David C. Chapin

         If to Company:  LIVE Entertainment Inc.
                         15400 Sherman Way
                         Suite 500
                         Van Nuys, CA 91406
                         (818) 998-5060 (telephone)
                         (818) 908-9539(telecopier)
                         Attn:  Roger A. Burlage
               copy to:  Sidley & Austin
                         555 West Fifth Street
                         40th Floor
                         Los Angeles, CA 90013-1010
                         (213) 896-6013 (telephone)
                         (213) 896-6600 (telecopier)
                         Attn:  Gary J. Cohen, Esq.

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     Section 7.06 Severability. Whenever possible, each provision or portion of any provisions of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions or portion of any provision had never been contained herein.

     Section 7.07 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     Section 7.08 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     Section 7.09 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its rights to exercise any such or other right, power or remedy or to demand such compliance.

     Section 7.10 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     Section 7.11 Jurisdiction. Each party hereby irrevocable submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware or the United States District Court of the Southern District of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non convenience or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely
                --------  -------
for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the States of Delaware or New York other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

     Section 7.12 Survival of Representations and Warranties. All representations and warranties contained herein which are made by the parties hereto shall survive the Effective Time, the termination hereof and any investigation at any time made by or on behalf of any party hereto.

     Section 7.13 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 7.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

               [Remainder of this page intentionally left blank]

   IN WITNESS WHEREOF, Parent, the Stockholder and the Company have caused this Agreement to be duly executed as of the day and year first above written.


                                        Film Holdings Co.



                                        By: /s/ Geoffrey S. Rehnert
                                            -------------------------------
                                           Name: Geoffrey S. Rehnert
                                           Title:



                                        Pioneer Electronic Corporation



                                        By: /s/ Masaaki Sono
                                            -------------------------------
                                           Name: Masaaki Sono
                                           Title: Senior Managing Director



                                        LIVE Entertainment Inc.



                                        By: /s/ Roger Burlage
                                            -------------------------------
                                           Name: Roger Burlage
                                           Title:

                                  SCHEDULE 1
                                  ----------
                             BENEFICIAL OWNERSHIP


                    Class                             Number of Shares
                    -----                             ----------------
                Common Stock                               637,844

            Series C Preferred Stock                        15,000